UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2015

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
Idaho Electric and Natural Gas General Rate Cases
On October 19, 2015, Avista Corporation (Avista Corp. or the Company) announced that it has reached a settlement agreement with all interested parties in the Company’s electric and natural gas general rate cases in Idaho that, if approved by the Idaho Public Utilities Commission (IPUC), would conclude these proceedings. New rates would take effect January 1, 2016.
If approved, the settlement agreement is designed to increase annual electric base revenues by $1.7 million, or 0.7 percent, and annual natural gas base revenues by $2.5 million, or 3.5 percent. The settlement is based on a rate of return on rate base of 7.42 percent with a common equity ratio of 50 percent and a 9.5 percent return on equity.
The settlement agreement also reflects the following:

•
an adjustment to capital additions due to a delay in the completion, from late 2015 to late 2016, of the upgrade of the Company's Nine Mile hydroelectric generation project, which reduced the overall revenue increase by $3.3 million,

•	the continued recovery of approximately $3.2 million in costs related to the Palouse Wind Project through the Power Cost Adjustment mechanism rather than through base rates,

•	the extension of certain regulatory amortizations from two years to four years, which reduced the overall revenue increase by $1.0 million, and

•	the implementation of electric and natural gas Fixed Cost Adjustment (FCA) mechanisms, as discussed below.
Fixed Cost Adjustment Mechanism
The FCA is a decoupling mechanism designed to break the link between a utility's revenues and a consumer’s energy usage. The Company’s actual revenue, based on kilowatt-hour and therm sales, will vary, up or down, from the level set by the IPUC. This could be due to changes in conservation, weather or the economy.
Under the FCA mechanism, the Company’s electric and natural gas revenues would be adjusted each month to reflect revenues based on the number of customers, rather than kilowatt-hour and therm sales. The difference between revenues based on sales and revenues based on the number of customers will result in either surcharges or rebates to customers in the following year.
The FCA is similar in effect to the Washington decoupling mechanism.
Customer Rebates
As a part of its original application, Avista Corp. proposed to use $5.6 million related to its 2014 Idaho electric earnings sharing to extend a $2.8 million rebate customers are currently receiving in 2015. As a part of the settlement agreement, that rebate will be extended through 2017.
As a part of its original application, Avista Corp. proposed to use $0.2 million related to its 2014 natural gas earnings sharing to replace a portion of a $1.2 million rebate customers are currently receiving in 2015. As a part of the settlement agreement, customers will receive that rebate in 2016.
Avista Corp.'s Original Request
The original requests were for two-year electric and natural gas rate plans with requested rate increases in 2016 and 2017.
Effective January 1, 2016, the Company requested an overall increase in billed electric rates of 5.2 percent (designed to increase annual electric revenues by $13.2 million) and an overall increase in billed natural gas rates of 5.8 percent (designed to increase annual natural gas revenues by $3.2 million).
Effective January 1, 2017, the Company requested an overall increase in billed electric rates of 5.1 percent (designed to increase annual electric revenues by $13.7 million) and an overall increase in billed natural gas rates of 2.5 percent (designed to increase annual natural gas revenues by $1.7 million).
The Company's original requests were based on a proposed rate of return on rate base of 7.62 percent with a common equity ratio of 50 percent and a 9.9 percent return on equity.
The parties did not come to an agreement for 2017 rates; however, the settlement agreement does not preclude Avista Corp. from filing additional general rate cases to address rates for 2017 and beyond.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	October 21, 2015	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer